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                                SUBADVISORY AGREEMENT


              Subadvisory Agreement executed as of November 21, 1985 between RJ Fund Management, Inc., a Florida corporation (the "Manager"), and The Putnam Management Company, Inc., a Delaware corporation (the
     "Subadviser").


              Witnesseth:


              That in connection with the mutual covenants herein contained, it is agreed as follows:


     1.       SERVICES TO BE RENDERED BY SUBADVISER TO THE TRUST


              (a) Subject always to the control of the Trustees and Manager of Heritage Cash Trust (the "Trust"), a Massachusetts business trust, the Subadviser, at its expense, will furnish continuously an investment program for the Trust. The Subadviser will make investment decisions on behalf of the Trust and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Subadviser will comply with the provisions of this Agreement and the Trust's Declaration of Trust, Bylaws and Registration Statement as from time to time amended, any relevant undertakings provided to State securities regulators, and the stated investment objective, policies and restrictions of the Trust, and will use its best efforts to safeguard and promote the welfare of the Trust, and to comply with other policies which the Trustees or the Manager, as the case may be, may from time to time determine, and shall exercise the same care and diligence as are expected of the Trustees. The Subadviser shall make its officers and employees, including portfolio managers and research analysts, available to the Trustees and Manager from time to time at reasonable times to review investment policies of the Trust and to consult with the Trustees and Manager regarding the investment affairs of the Trust and economic, statistical and investment matters relevant to the Subadviser's duties hereunder, in each case of the sort typically provided by the Subadviser to investment company clients with objectives and policies comparable to those of the Trust.

              (b) The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Trust (excluding determination of net asset value and shareholder ac-counting services).

              (c) The Subadviser, at its expense, also will provide the Manager with compliance reports relating to the Trust's investment operations of the type that the Subadviser generally prepares for its
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     investment company clients including, but not limited to, (i) quarterly reports relating to guidelines and standards of review for repurchase agreements, (ii) monthly reports relating to the Trust's amortized cost procedures (including the relationship of the dollar weighted average ma-turity of the portfolio to market conditions, actions taken to prevent deviations of the market-based price per Trust share and the amortized cost price per Trust share and actions taken if the rating of a portfolio instrument was reduced below the Trust's standard for investment) and portfolio strategies employed, and (iii) weekly reports which monitor investment restrictions and other guidelines of the prospectus.

              (d) In the selection of brokers or dealers and the placement of orders for the purchase and sale of portfolio investments for the Trust, the Subadviser shall use its best efforts to obtain for the Trust the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Trust and to the Trust and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. As provided in the Investment Advisory and Administration Agreement between the Manager and the Trust referred to in Section 4 below, the Trust agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Rule 11a2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

              (e) The Subadviser shall not be obligated to pay any expenses of or for the Trust not expressly assumed by the Subadviser pursuant to this Section 1 and 2.


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     2.       BOOKS AND RECORDS

              In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Subadviser agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust or Manager any such records upon the Trust's or Manager's request. The Subadviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-l(b)(3), (5), (6), (7), (9) and (10), and those records required by Rule 31a-l(b)(l) pertaining to the purchases and sales of securities, but excluding records in connection with the sales and redemptions of the Trust's own securities. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

     3.       OTHER AGREEMENTS

              It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in the Subadviser and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in the Trust. It is also understood that the Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses; provided, however, that neither the Subadviser nor any of its investment adviser affiliates operating under the Putnam name shall undertake to act as investment adviser or subadviser for any other registered investment company offered to the general public that is not sponsored by the Subadviser or an affiliate of the Subadviser (other than such arrangement as may exist on the date of this Subadvisory Agreement) except upon not less than 60 days' notice in writing to the Manager and the Trust.

     4.       COMPENSATION TO BE PAID BY THE MANAGER TO THE SUBADVISER

              The Manager will pay to the Subadviser as compensation for the Subadviser's services rendered and for the expenses borne by the Subadviser pursuant to Section 1 and 2, a fee computed and paid monthly at an annual rate equal to 45% of fees payable by the Trust to the Manager under the Investment Advisory and Administration Agreement between the Manager and the Trust on the first $150 million in Trust assets and 30% of fees payable on assets over $150 million. Such fee shall be paid by the Manager and not by the Trust without regard to any reduction in the fees paid to the Manager under the Investment Advisory and Administration Agreement between the Manager and the Trust as a result of any statutory or regulatory or voluntary limitation on investment company expenses.
     Such fee shall be payable for each month within 10 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.


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     5.       ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENT OF THIS AGREEMENT

              This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Investment Advisory and Administration Agreement between the Manager and the Trust shall have terminated for any reason; and this Agreement shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Trust, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Subadviser.

     6.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

              This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as follows:

                      (a) The Trust may at any time terminate this Agreement by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Subadviser; or

                      (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Trust, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Subadviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Trust for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder; or

                      (c) The Manager may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time terminate this Agreement by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager.





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              Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding Shares of the Trust.


              Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty. Upon termination of this Agreement, the duties of the Manager delegated to the Subadviser under this Agreement automatically revert to the Manager.

     7.       CERTAIN INFORMATION

              The Subadviser shall promptly notify the Manager in writing of the occurrence of any of the following events:

                      (a) the Subadviser shall fail to be registered as an investment adviser under the 1940 Act, as amended from time to time, and under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

                      (b) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust;

                      (c) the Subadviser shall cease to be a direct or indirect wholly owned subsidiary of Marsh & McLennan Companies, Inc.;

                      (d) the President or Executive Vice President of the Subadviser or the portfolio manager of the Trust shall have changed; or

                      (e) any other occurrence that might affect the ability of the Subadviser to provide the services provided for under this Agreement.

     8.       CERTAIN DEFINITIONS

              For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding Shares" means the affirmative vote, at a duly called and held meeting of shareholders, of the lesser of: (a) the holders of 67% or more of the Shares present (in person or by proxy) and entitled to vote at such meeting if the holders of more than 50% of the Shares entitled to vote at such meeting are present in person or by proxy, or (b) the holders of more than 50% of Shares entitled to vote at such meeting.

              For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the

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     Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

     9.       NONLIABILITY OF SUBADVISER

              In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

     10.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

              A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

              IN WITNESS WHEREOF, RJ Fund Management, Inc. and The Putnam Management Company, Inc. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


     Dated:  November 21, 1985


     Attest:                           RJ FUND MANAGEMENT, INC.



     By: /s/ Jennifer A. Tash          By: /s/ Richard K. Riess
         --------------------------       -----------------------------------


     Attest:                           THE PUTNAM MANAGEMENT COMPANY,  INC.



     By: /s/ Secretary                 By: /s/ D. Walsh
         --------------------------       -----------------------------------
                                           Executive Vice Pres.




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